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                                                                    EXHIBIT 99.1

                        NAVITAS INTERNATIONAL CORPORATION

                       CODE OF BUSINESS CONDUCT AND ETHICS

                      For Employees, Officers and Directors

                                  INTRODUCTION

     Navitas International Corporation (the "COMPANY") strives to apply high ethical, moral and legal principles in every aspect of its business conduct. This Code of Business Conduct and Ethics (the "CODE") is a guide for each of the Company's employees, executive officers and directors (each, a "COMPANY PARTY" and collectively, the "COMPANY PARTIES") to follow in meeting these principles. This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all Company Parties. All Company Parties must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company's agents and representatives, including consultants. The Company shall disclose in its Annual Report on Form 10-K that it has adopted this Code and that it shall provide a printed copy of this Code without charge to any Company stockholder who requests it.

     To further Company's fundamental principles of honesty, loyalty, fairness and forthrightness we have established the Company Code of Business Conduct and Ethics (the "CODE"). Our Code strives to deter wrongdoing and promote the following objectives:

     o    Honest and ethical conduct;

     o Avoidance of conflicts of interest between personal and professional relationships;

     o Full, fair, accurate, timely and transparent disclosure in periodic reports required to be filed by the Company with the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

     o    Compliance with the applicable government regulations;

     o    Prompt internal reporting of Code violations; and

     o    Accountability for compliance with the Code.

                    ACCOUNTING CONTROLS, PROCEDURES & RECORDS

     Applicable laws and the Company's policy require the Company to keep books and records that accurately and fairly reflect its transactions and the dispositions of its assets. In this regard, our financial executives shall:

     o Provide information that is accurate, complete, objective, relevant, timely and understandable.

     o Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

     o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

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     All directors, officers, employees and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. Furthermore, no director, officer or employee of the Company may directly or indirectly:

     o Make or cause to be made a materially false or misleading statement, or

     o Omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the SEC.

                                     BRIBERY

     The offering, promising, or giving of money, gifts, loans, rewards, favors or anything of value to any supplier, customer, governmental official or Company Party is strictly prohibited. Gifts and entertainment should not ever be offered, given, promised or accepted by any Company Party, family member of a Company Party or agent of the Company unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.

                                 COMMUNICATIONS

     It is very important that the information disseminated about the Company be both accurate and consistent. For this reason, certain of our executive officers who have been designated as authorized spokespersons per our policy regarding compliance with Regulation FD are responsible for our internal and external communications, including public communications with stockholders, analysts and other interested members of the financial community. Employees should refer all outside requests for information to the authorized spokespersons.

                        COMPUTER AND INFORMATION SYSTEMS

     For business purposes, officers and employees are provided telephones and software, including network access to computing systems such as the Internet and e-mail, to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner. As with other equipment and assets of the Company, we are each responsible for the appropriate use of these assets. Officers and employees should not expect a right to privacy of their e-mail.

                     CONFIDENTIAL OR PROPRIETARY INFORMATION

     Prior to effecting a business combination, the Company's policy prohibits employees from disclosing confidential or proprietary information outside the Company, either during or after employment, without the Company authorization to do so. Unless otherwise agreed to in writing, confidential and proprietary information includes any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed to the directors, officers or employees of the Company or otherwise made known to us as a consequence of or through employment or association with the Company (including information originated by the director, officer or employee). This can include, but is not limited to, information regarding our business, research, development, inventions, trade secrets, intellectual property of any type or description, data, business plans, marketing strategies and contract negotiations.

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                              CONFLICTS OF INTEREST

     The Company's policy prohibits conflicts between the interests of its employees, officers, directors and the Company. A conflict of interest exists when an employee, officer, or director's personal interest interferes or may interfere with the interests of the Company. Conflicts of interest may not always be clear, so if an employee has a concern that a conflict of interest may exist, they should consult with higher levels of management, and in the case of officers and directors, they should consult with an independent member of the Company's board of directors. When it is deemed to be in the best interests of the Company and its shareholders, the Company's board of directors or appropriate committee of the Company's board of directors may grant waivers to employees, officers and directors who have disclosed an actual or potential conflict of interest. Such waivers are subject to approval by the Company's board of directors.

                                      FRAUD

     The Company's policy prohibits fraud of any type or description.

                               INSIDE INFORMATION

     The Company's policy and applicable laws prohibit disclosure of material inside information to anyone outside the Company without a specific business reason for them to know. It is unlawful and against the Company's policy for anyone possessing inside information to use such information for personal gain.

                             POLITICAL CONTRIBUTIONS

     The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make payments to government officials of any country. All Company Parties must comply with such Act and may not give to, or receive from, any government official kickbacks, bribes, rebates or other illegal consideration.

     In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. All Company Parties must comply with any such laws and regulations. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

     The Company cannot contribute, directly or indirectly, to any political campaign or party. Company Parties cannot use expense accounts to pay for any personal political contributions or seek any other form of reimbursement from the Company for such contributions. Company Parties are always free to engage in political activity with their own resources on their own time.

                          REPORTING AND NON-RETALIATION

     Employees who have evidence of any violations of this Code are encouraged and expected to report them to their supervisor, and in the case of officers and directors, they should report evidence of any such violations to an independent member of the Company's board of directors or an appropriate committee member of the board. Such reports will be investigated in reference to applicable laws and the Company's policy. Violations of this Code or any other unlawful acts by our officers, directors or

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employees may subject the individual to dismissal from employment and/or fines, imprisonment and civil litigation according to applicable laws.

     We will not allow retaliation against an employee for reporting a possible violation of this Code in good faith. Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code. Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code is prohibited. Retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution.

                                     WAIVERS

     There shall be no waiver of any part of this Code for any director or officer except by a vote of the Company's board of directors or a designated board committee that will ascertain whether a waiver is appropriate under all the circumstances. In case a waiver of this Code is granted to a director or officer, the notice of such waiver shall be disclosed to the Company's stockholders as required by applicable law. Notices posted on our website shall remain there for a period of 12 months and shall be retained in our files as required by law.

                           AMENDMENT AND MODIFICATION

     This Code may be amended or modified by the Company's board of directors. The Company must report promptly any amendments pertaining to executive officers or senior financial officers as required by applicable laws, rules or regulations.